Exhibit 99.1
FROM: MSA (MSA Safety Incorporated)
Ticker: MSA (NYSE)
Media Relations Contact: Mark Deasy - (724) 741-8570
Investor Relations Contact: Ken Krause - (724) 741-8534

MSA LLC Awarded a Total of $57.8 Million in Insurance-Related Lawsuit
PITTSBURGH, February 15, 2017 - Global safety equipment manufacturer MSA Safety Incorporated (NYSE: MSA) today reported that, in an order dated February 9, 2017, the Court of Common Pleas of Allegheny County awarded a subsidiary of the company $46.9 million in damages related to an insurance coverage lawsuit filed in 2010. The award is in addition to a $10.9 million breach of contract verdict that a jury awarded to the subsidiary, MSA LLC, in October in the same legal action.
The $46.9 million award was comprised of $30 million in punitive damages, $11.8 million in attorneys' fees, and $5.1 million in pre-judgment interest, each of which is authorized by a Pennsylvania statute covering bad faith claims handling matters. This decision is believed to be the largest award ever issued in Pennsylvania for a case of this nature.
The award announced today is still subject to post-trial review, including any appeals that may be taken in the future.
"We believe the outcome of this case demonstrates that our subsidiary MSA LLC has strong legal positions concerning its rights to insurance coverage and the overall collectability of the amounts owed to MSA LLC by several insurance carriers, including North River," said Kenneth Krause, MSA Safety Chief Financial Officer. Mr. Krause noted the award represents a
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gain contingency and will have no immediate impact on MSA operations or financial results. Any related impact is subject to the post-trial review process and the potential outcomes of that process.
MSA LLC was represented at trial by Robert A. Nicholas, Brian T. Himmel and Anne E. Rollins of Reed Smith LLP.
Since 2009, in various states and federal courts, MSA LLC and North River have been engaged in insurance coverage litigation covering multiple policies. Additional cases are still pending, including a trial with North River and other insurance carriers that is scheduled to begin on April 24, 2017 in the Superior Court of the State of Delaware.
2010 Case Background
In 2010, North River Insurance Company sued MSA LLC (formerly Mine Safety Appliances Company), a subsidiary of MSA Safety Incorporated, in the Court of Common Pleas of Allegheny County, Pennsylvania, seeking a declaratory judgment concerning its responsibilities under three additional policies. MSA LLC asserted counterclaims against North River for breaches of contract for failures to pay amounts owed to MSA LLC. MSA LLC also alleged that North River engaged in bad-faith claims handling.
On October 6, 2016, a Pennsylvania state court jury found that North River breached the three contracts at issue in the case, and that North River also violated common law standards of good faith and fair dealing in handling MSA LLC's claims. As a result of the jury's findings, the court entered a verdict in favor of MSA LLC and against North River for $10.9 million, the full amount of the contractual damages at issue in the case. The $10.9 million, which is comprised of previously recorded payments to settle product liability claims and related defense costs, is part of MSA LLC's insurance receivable. In addition to the claims decided by the jury, MSA LLC also
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presented a claim under Pennsylvania's bad faith statute, which is decided by the court.
Following the jury verdict, the court also issued a verdict finding that North River had acted in bad faith. In December 2016 and January 2017, the Pennsylvania state court heard evidence regarding the extent of damages awardable as a result of the statutory bad faith claim. The award announced today represents the court's decision following those proceedings.
About MSA

Established in 1914, MSA Safety Incorporated is the global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. Many MSA products integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company's comprehensive product line is used by workers around the world in a broad range of markets, including the oil, gas and petrochemical industry, the fire service, the construction industry, mining and the military. MSA's core products include self-contained breathing apparatus, fixed gas and flame detection systems, portable gas detection instruments, industrial head protection products, fire and rescue helmets, and fall protection devices. With 2015 revenues of $1.1 billion, MSA employs approximately 4,300 people worldwide. The company is headquartered north of Pittsburgh in Cranberry Township, Pa., and has manufacturing operations in the United States, Europe, Asia and Latin America. With more than 40 international locations, MSA realizes approximately half of its revenue from outside North America. For more information visit MSA's web site at www.MSAsafety.com.

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